Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-75801, 333-77211, 333-85324 and 333-151809 on Form S-8 and Registration Statement No. 333-122020 on Form S-3 of MicroFinancial Incorporated (the “Company”) of our report dated March 30, 2012, relating to the audits of the Company’s consolidated financial statements as of and for the years ended December 31, 2011 and 2010 which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ McGladrey & Pullen, LLP

Boston, Massachusetts

March 30, 2012